Exhibit 99.1

FINANCIAL INSTITUTION BOND

Rider Number	Effective Date of Rider	Bond Number	Premium
21	12:01 a.m. on 10/01/2023	P-001-000190505-03	See Invoice

DECLARATIONS PAGE AMENDATORY RIDER

It is agreed that the indicated items of the Declarations are deleted in their entirety and replaced by the following:

BOND PERIOD	Effective Date: 2022-10-01 Expiration Date: 2023-11-01 Both dates at 12:01 a.m. standard time at the Named Insured's address stated herein.

All other provisions of the bond remain unchanged.

AXIS 1012238 0119	Includes copyright material of The Surety Association of America	Page 1 of 1